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                                                                    EXHIBIT 12.1


                    COMPUTATION OF EARNINGS TO FIXED CHARGES




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
                                             InSight (Predecessor)                                 InSight Holdings
                                  ------------------------------------------   ---------------------------------------------------
                                                                                                                        Pro Forma
                                                                Period from     Fiscal Years    Nine Months  Pro Forma   For Nine
                                                                 July 1 to         Ended          Ended      For Fiscal   Months
                                  Fiscal Years Ended June 30,   October 17,       June 30,       March 31,   Year Ended    Ended
                                  ---------------------------   -----------    --------------   -----------   June 30,   March 31,
                                    1999      2000       2001       2001       2002      2003       2004        2003       2004
                                    ----      ----       ----       ----       ----      ----       ----     ----------  ---------
                                                                                           (dollars in thousands)
Earnings:
 Pretax income (loss)
  from continuing operations....    $2,922     $8,320   $16,425    $(6,748)   $     9   $ 8,188   $ 5,393     $ 4,211    $ 4,021
 Fixed charges..................    22,928     25,601    28,757      7,888     35,979    40,191    32,291      49,745     35,672
 Distributions received from
  unconsolidated partnerships...       656        450       970        134        965     1,009     1,589       1,009      1,589
 Less-Equity in earnings of
  unconsolidated partnerships...       548        817       971        382        437     1,744     1,705       1,744      1,705
                                   -------    -------   -------    -------    -------   -------   -------     -------    -------
     Total earnings.............   $25,958    $33,554   $45,181    $   892    $36,516   $47,644   $37,568     $53,221    $39,577
                                   =======    =======   =======    =======    =======   =======   =======     =======    =======
Fixed Charges:
 Interest expense...............   $15,521    $19,379   $24,315     $6,536    $32,856   $37,738   $30,353     $46,006     33,099
 Interest factor of rental
  expense.......................     7,407      6,222     4,442      1,352      3,123     2,453     1,938       3,739      2,573
                                   -------    -------   -------    -------    -------   -------   -------     -------    -------
     Total fixed charges........   $22,928    $25,601   $28,757     $7,888    $35,979   $40,191   $32,291     $49,745    $35,672
                                   =======    =======   =======    =======    =======   =======   =======     =======    =======
Ratio of Earnings to Fixed
 Charges........................      1.1x       1.3x      1.6x         --       1.0x      1.2x      1.2x        1.1x       1.1x

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